Exhibit 99.1

FOR IMMEDIATE RELEASE – January 28, 2021

Carter Bankshares, Inc. Announces Fourth Quarter 2020 Financial Results

Martinsville, VA, January 28, 2021 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE) today announced net income of $2.9 million, or $0.11 diluted earnings per share, for the fourth quarter of 2020 as compared to a net loss of $57.7 million, or $2.19 per share, in the third quarter of 2020 due to a one-time goodwill impairment charge of $62.2 million that was recorded in the third quarter of 2020. Excluding this one-time charge, net income in the third quarter of 2020 was $4.5 million as compared to net income of $3.6 million, or $0.14 diluted earnings per share, for the fourth quarter of 2019. Pre-tax pre-provision earnings1, excluding goodwill impairment, were $7.9 million, $8.3 million and $2.4 million for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

For the year ended December 31, 2020, the Company realized a net loss of $45.9 million, or $1.74 per share. Net income, excluding the one-time goodwill impairment charge, was $16.3 million as compared to net income of $26.6 million, or $1.01 diluted earnings per share in 2019. Pre-tax pre-provision earnings1, excluding goodwill impairment, were $35.1 million and $31.2 million for the years ended December 31, 2020 and 2019, respectively.

Fourth Quarter 2020 Financial Highlights

•	On November 23, 2020, the Company completed the reorganization in which Carter Bankshares, Inc. became the parent bank holding company of Carter Bank & Trust;

•	Net interest income increased $0.7 million, or 2.8%, to $26.2 million as compared to the linked quarter primarily due to a 16 basis point decrease in funding costs compared to the third quarter of 2020;

•	Net interest margin, on a fully taxable equivalent basis, increased four basis points to 2.71% over the linked quarter;

•	Total deposits increased $70.8 million to $3.7 billion as of December 31, 2020 as compared to the linked quarter and $180.4 million, or 5.1%, as compared to December 31, 2019. Total deposits at December 31, 2020 include $84.7 million of deposits held for assumption in connection with the Company’s agreement to sell four of its banking branches. Deposits held for assumption at December 31, 2020 include $9.5 million of noninterest-bearing deposits, $4.9 million of interest-bearing deposits, $13.8 million of money market and savings deposits and $56.5 million in certificates of deposit. Noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $162.2 million, or 8.8%, as compared to linked quarter and increased $469.5 million, or 30.4%, as compared to December 31, 2019;

•	On January 6, 2021, the Company announced the closing of 24 retail branch offices through closure or sale. The branch closures are expected to occur on or about April 16, 2021, as part of our branch network optimization project aligned with our strategic goals to enhance franchise value and improve operating efficiency;

•	On January 14, 2021, the Company announced that it agreed to sell three of the aforementioned branches to Pendleton Community Bank. On January 27, 2021, the Company announced that it agreed to sell one of the aforementioned branches to F & M Bank. These agreements are subject to regulatory approvals and expected to be completed in the second quarter of 2021. In connection with the Company’s agreement to sell these four banking branches are $9.8 million of loans and $84.7 million of deposits detailed previously;

•	The provision for loan losses totaled $4.8 million for the quarter ended December 31, 2020, $2.9 million for the quarter ending September 30, 2020 and $(1.0) million for the same quarter of 2019. The increase from the previous quarter was primarily due to an increase in specific reserves for two credit relationships, offset by a decrease in our quantitative reserves due to the decline in historic loss rates;

•	Nonperforming loans declined $8.5 million, or 20.9% as compared to September 30, 2020 due to sale proceeds from two credit relationships. Nonperforming loans to total portfolio loans were 1.09%, 1.35% and 1.46% as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

“Last year, we faced significant adversity due to the COVID-19 pandemic. It was a challenging year not only for the Company, but for many of our business and consumer banking customers. We are extremely proud of how our teammates have remained resilient and committed to meeting the needs of our customer base,” stated Litz H. Van Dyke, Chief Executive Officer.  “We remained profitable, well-capitalized, have strong liquidity, and continue to implement state-of-the-art technology on par with or above the industry standard to continue to provide our customers with financial flexibility, and to offer products and services through multiple delivery channels while providing a safe environment for both employees and customers.”

Van Dyke continued, “Going forward, we believe we are positioned for continued improvement in the financial performance of the Company. We have adjusted our branch operating models to increase efficiency and profitability, and are nearing completion of our branch optimization initiative. With a “right-sized” branch footprint, we can now focus on growth in both strong existing markets as well as new emerging markets. We continue to build out our commercial, retail and mortgage lending groups in all key markets. While progress continues with respect to asset quality, further reduction of troubled assets remains a constant goal. Finally, we have made solid progress in improving our deposit mix and lowering our cost of funds, both of which are now driving an improved net interest margin. Despite the challenges that COVID-19 continues to present, we will continue to build and strengthen our customer relationships and remain very optimistic about our future.”

Operating Highlights

Net interest income decreased $7.2 million, or 6.4%, to $105.1 million during 2020 as compared to the same period of 2019. The net interest margin, on a fully taxable equivalent basis, decreased 25 basis points to 2.80% over the past twelve months. The decreases in short-term interest rates had a negative impact on both net interest income and net interest margin, but are offset by a lower cost of funds. The yield on interest-earning assets decreased 54 basis points, offset by a 34 basis point decline in funding costs as compared to 2019.

The provision for loan losses totaled $18.0 million during 2020 and $3.4 million for 2019.  The Company is subject to the adoption of the Current Expected Credit Losses (“CECL”) accounting method under Financial Accounting Standards Board (“FASB”) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). However, the Company elected to defer the implementation of CECL pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act which permits the deferral of implementation until the earlier of: i) the cessation of the national emergency related to the outbreak of COVID-19, or ii) December 31, 2020, which was later extended to January 1, 2022. The Company plans to adopt as of January 1, 2021 as allowed under the provisions of the CARES Act. The total balance of reserves increased $15.3 million during 2020 which was comprised of an increase in specific reserves of $9.1 million and an increase in general reserves of $6.2 million. The $6.2 million increase in general reserves included an increase of $16.1 million in qualitative reserves offset by a decrease of $9.9 million in quantitative reserves due to improvements in the Company’s loss history. The $16.1 million increase in qualitative reserves included $9.6 million due to general economic uncertainties and specific concerns regarding disruptions to the Company’s hospitality clients caused by the COVID-19 pandemic and an additional $6.5 million based on general economic, geo-political and other risk factors determined by management. These qualitative reserves are intended to reflect not only the risks of continued weak economic conditions on our loan portfolio, but also loss estimates identified in loan portfolios deemed to be at risk from the COVID-19 pandemic. The Company adjusted qualitative risk factors under its incurred loss model for economic conditions, changes in payment deferral procedures, expected changes in collateral values due to reduced cash flows and external factors such as government actions. Management believes the uncertainty regarding customers' ability to repay loans could be adversely impacted by the COVID-19 pandemic given higher unemployment rates, requests for payment deferrals, temporary business shutdowns and reduced consumer and business spending.

At December 31, 2020, nonperforming loans were $32.0 million, a decrease of $10.1 million, or 24.0% as compared to December 31, 2019. Net charge-offs were $2.7 million during 2020 as compared to $3.8 million in the same period of 2019. As a percentage of total portfolio loans, on an annualized basis, net charge-offs were 0.09% and 0.13% for the periods ending December 31, 2020 and 2019, respectively. Nonperforming loans as a percentage of total portfolio loans were 1.09%, 1.35% and 1.46% as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

Noninterest income for the year ended December 31, 2020, excluding net securities gains, increased $5.0 million, or 34.3%, as compared to 2019. The increase was primarily due to $4.1 million of commercial loan swap fee income as result of the high demand for this product in the current low interest rate environment, $0.5 million of higher insurance commissions, $0.7 million of higher debit card interchange fees and an increase of $0.5 million in other income. These increases were offset by lower service charges on deposit accounts of $0.3 million due to COVID-19 fee waivers. The income from other real estate owned (“OREO”) also declined $0.3 million due to the sale of several large commercial properties over the last 12 months. Securities gains of $6.9 million and $2.2 million were realized during 2020 and 2019, respectively, to take advantage of market opportunities and reposition and diversify holdings in the securities portfolio.

Total noninterest expense for the year ended December 31, 2020 increased $60.7 million, or 62.0%, to $158.8 million as compared to 2019. This increase was primarily due to the aforementioned one-time goodwill impairment charge of $62.2 million. Excluding the impact of the one-time goodwill impairment charge, noninterest expense decreased $1.4 million, or 1.5%, to $96.6 million. The decrease was primarily driven by a decline of $0.5 million in salaries and employee benefits, $3.3 million of lower losses and write-downs of OREO, $1.2 million of lower tax credit amortization and a $0.4 million decline in unfunded loan commitment expense. The decrease in salaries and benefits is primarily attributable to our branch network optimization project, offset by normal merit increases and a decline in salary deferrals on new loan originations during 2020. There have not been any permanent or temporary reductions in employees as a result of COVID-19. Offsetting these decreases are increases in occupancy expense of $1.6 million as a result of higher depreciation for software and equipment for ancillary products and services. FDIC insurance increased $1.0 million primarily due to the $1.1 million one-time credit for eligible institutions available in the third quarter of 2019. Other expense increases of $1.4 million are related to other taxes, advertising, professional and legal fees and data processing.

Financial Condition

Total assets were $4.2 billion at December 31, 2020 and $4.0 billion at December 31, 2019. Total portfolio loans increased $62.4 million, or 2.2%, to $2.9 billion as of December 31, 2020 as compared to December 31, 2019. Nonperforming loans decreased $10.1 million to $32.0 million, or 24.0% at December 31, 2020 as compared to $42.1 million at December 31, 2019. OREO decreased $2.6 million at December 31, 2020 as compared to December 31, 2019. Closed retail Company offices declined $0.5 million and have a remaining book value of $2.5 million at December 31, 2020 as compared to $3.0 million at December 31, 2019.

Federal Reserve Bank excess reserves increased $124.2 million at December 31, 2020 as compared to December 31, 2019 due to maintaining higher liquidity levels as a result of COVID-19.

The securities portfolio increased $36.1 million and is currently 18.6% of total assets at December 31, 2020 as compared to 18.5% of total assets at December 31, 2019. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.

Total deposits increased $180.4 million or 5.1%, to $3.7 billion at December 31, 2020 as compared to December 31, 2019. Total deposits at December 31, 2020 includes $84.7 million of deposits held for assumption in connection with the Company’s agreement to sell four of its banking branches.

Deposits held for assumption at December 31, 2020 include $9.5 million of noninterest-bearing deposits, $4.9 million of interest-bearing deposits, $13.8 million of money market and savings deposits and $56.5 million in certificates of deposit. Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $469.5 million, or 30.4%, at December 31, 2020 compared to December 31, 2019. Offsetting these increases was the intentional runoff of $289.1 million of higher cost certificates of deposits. Noninterest-bearing deposits comprised 19.2% and 15.8% of total deposits at December 31, 2020 and December 31, 2019, respectively.

The allowance for loan losses was 1.83%, 1.67% and 1.34% of total portfolio loans at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. General reserves as a percentage of total portfolio loans were 1.32%, 1.40% and 1.13% at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. The allowance for loan losses was 169.1% of nonperforming loans at December 31, 2020 as compared to 92.0% of nonperforming loans at December 31, 2019. Management believes, the allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio.  For further information regarding the Company’s decision to defer CECL under Section 4014 of the CARES Act, as well as further detail on the increase in provision during 2020, please see the discussion above under Provision for Loan Losses.

The Company provides deferrals to customers under Section 4013 of the CARES Act and regulatory interagency statements on loan modifications. The Company launched successive deferral programs with short term expirations. The Part I program was launched in March 2020 and expired at the end of August 2020. The deferrals in Part I typically provided deferral of both principal and interest through the expiry. The Part II program was launched in July 2020 and expired at the end of December 2020. The deferrals in this program were needs based and required the collection of updated financial information and in certain situations, the validation of liquidity to support the business. Prior to the extension of the CARES Act, the Company launched the Part III program that offered borrowers in the Part II program an extension of deferrals through June 2021. For those borrowers who opted into the Part III program, they are required to provide monthly financial statements and remit payments on a quarterly basis based on excess cash flows, if any, up to their otherwise contractual payment. Management expects the majority of deferrals in the Part III program to be principal only deferrals. At the end of the deferral period, for term loans, payments will be applied to accrued interest first and will resume principal payments once accrued interest is current. Deferred principal will be due at maturity. For interest only loans, such as lines of credit, deferred interest will be due at maturity. As of December 31, 2020, we had 83 loans opt for deferrals under Part III of the program which continues through June 30, 2021, with an aggregate principal balance of $388.6 million or 13.2% of total portfolio loans. The weighted average deferment period for these customers is 5.9 months. Approximately $313.9 million of these modifications were comprised of 56 loan deferrals related to the hospitality industry.

We have participated in the Paycheck Protection Program (“PPP”) established by the CARES Act.  As of December 31, 2020, we had approved 515 loan applications totaling $39.9 million through our internal lending program, of which 64 have been fully forgiven by the Small Business Administration (SBA). These PPP loans generated $1.5 million in fees, which will be recognized in income as loans are forgiven, or over the remaining life of the loan for any portion that is not forgiven.  We had an additional 451 loans approved that were referred to an online small business lender, totaling $17.9 million, resulting in referral fees of $27 thousand.  On December 22, 2020 Congress passed legislation that was signed into law on December 27, 2020, making available new PPP funding.  We will be providing access to the program through our internal lending program for our current business customers.

A one-time goodwill impairment charge of $62.2 million was recorded as of September 30, 2020. The Company performed an interim impairment analysis of goodwill as of September 30, 2020 due to the continued decline in our stock price primarily related to the economic fallout of COVID-19. The impairment charge is a non-cash charge that does not affect regulatory capital ratios, liquidity, or our overall financial strength.

The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 13.08% at December 31, 2020 as compared to 13.58% at December 31, 2019. The Company’s leverage ratio was 10.26% at December 31, 2020 as compared to 10.33% at December 31, 2019. The Company’s Total Risk-Based Capital ratio was 14.33% at December 31, 2020 as compared to 14.83% at December 31, 2019.

Total capital of $440.2 million at December 31, 2020, reflects a decrease of $32.9 million as compared to December 31, 2019. The decrease in equity during 2020 is due to a net loss of $45.9 million, offset by a $15.6 million increase in other comprehensive income due to changes in fair value of investment securities. The net decrease also included the $3.7 million special dividend paid in March of 2020. The remaining difference of $1.1 million is related to restricted stock activity during the year ended December 31, 2020.

At December 31, 2020, funding sources accessible to the Company include borrowing availability at the Federal Home Loan Bank (“FHLB”), equal to 25% of the Company’s assets approximating $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market.  In addition to the above resources, the Company also has $632.7 million of unpledged available-for-sale investment securities as an additional source of liquidity.

About Carter Bankshares, Inc.

Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.2 billion in assets and 92 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.

Important Note Regarding Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as adjusted noninterest expense, adjusted efficiency ratio, and net interest income on a fully taxable equivalent basis, which are all non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

Important Note Regarding Forward-Looking Statements

This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “believe,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: credit losses; cyber-security concerns; rapid technological developments and changes; the Company’s liquidity and capital positions; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the current COVID-19 pandemic), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and Carter Bankshares, Inc., in particular; the outcome of pending and future litigation and governmental proceedings; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated; containing costs and expenses; reliance on significant customer relationships; general economic or business conditions; deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

Carter Bankshares, Inc.

Wendy Bell, 276-656-1776

Senior Executive Vice President & Chief Financial Officer

wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

BALANCE SHEETS

(Unaudited)

(Dollars in Thousands, except per share data)	December 31,	September 30,	December 31,
	2020	2020	2019
ASSETS
Cash and Due From Banks	$38,535	$37,688	$41,386
Interest-Bearing Deposits in Other Financial Institutions	39,954	6,267	45,156
Federal Reserve Bank Excess Reserves	163,453	107,219	39,270
Total Cash and Cash Equivalents	241,942	151,174	125,812

Securities, Available-for-Sale, at Fair Value	778,679	777,986	742,617
Loans Held-for-Sale	25,437	32,104	19,714
Loans Held-for-Sale in Connection with Sale of Banking Branches, at the lower of cost or fair value	9,835	-	-
Portfolio Loans	2,947,170	2,985,921	2,884,766
Allowance for Loan Losses	(54,074)	(49,965)	(38,762)
Portfolio Loans, net	2,893,096	2,935,956	2,846,004

Bank Premises and Equipment, net	85,307	87,439	85,942
Bank Premises and Equipment Held-for-Sale, net	2,293	-	-
Other Real Estate Owned, net	15,722	16,410	18,324
Goodwill	-	-	62,192
Federal Home Loan Bank Stock, at Cost	5,093	5,093	4,113
Bank Owned Life Insurance	53,997	53,651	52,597
Other Assets	67,778	74,312	48,793
TOTAL ASSETS	$4,179,179	$4,134,125	$4,006,108

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$699,229	$665,813	$554,875
Interest-Bearing Demand	366,201	351,066	286,561
Money Market	294,229	211,465	140,589
Savings	625,482	622,806	561,814
Certificates of Deposits	1,614,770	1,762,645	1,960,406
Deposits Held for Assumption in Connection with Sale of Banking Branches	84,717	-	-
Total Deposits	3,684,628	3,613,795	3,504,245
FHLB Borrowings	35,000	35,000	10,000
Other Liabilities	19,377	50,523	18,752
TOTAL LIABILITIES	3,739,005	3,699,318	3,532,997

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
26,385,041 outstanding at December 31, 2020,
26,386,901 outstanding at September 30, 2020 and 26,334,229 at December 31, 2019	26,385	26,387	26,334
Additional Paid-in-Capital	143,457	143,244	142,492
Retained Earnings	254,611	251,669	304,158
Accumulated Other Comprehensive Income	15,721	13,507	127
TOTAL SHAREHOLDERS' EQUITY	440,174	434,807	473,111
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,179,179	$4,134,125	$4,006,108

PROFITABILITY RATIOS (ANNUALIZED)
Return on Average Assets	(1.12)%	(1.59)%	0.65%
Return on Average Shareholders' Equity	(9.78)%	(13.59)%	5.76%
Portfolio Loan to Deposit Ratio	79.99%	82.63%	82.32%
Allowance to Total Portfolio Loans	1.83%	1.67%	1.34%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	10.53%	10.52%	11.81%
Tier 1 Leverage Ratio	10.26%	10.12%	10.33%
Risk-Based Capital - Tier 1	13.08%	13.08%	13.58%
Risk-Based Capital - Total	14.33%	14.33%	14.83%

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

INCOME STATEMENTS

(Unaudited)

(Dollars in Thousands, except per share data)	Quarter-to-Date			Year-to-Date
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest Income	$33,502	$33,986	$39,759	$140,941	$159,120
Interest Expense	7,349	8,550	11,333	35,826	46,773
NET INTEREST INCOME	26,153	25,436	28,426	105,115	112,347

Provision for Loan Losses	4,821	2,914	(982)	18,006	3,404
NET INTEREST INCOME AFTER	21,332	22,522	29,408	87,109	108,943
PROVISION FOR LOAN LOSSES

NONINTEREST INCOME
Gains on Sales of Securities, net	959	2,388	606	6,882	2,205
Service Charges, Commissions and Fees	1,623	1,205	1,733	4,668	4,962
Debit Card Interchange Fees	1,587	1,559	1,326	5,857	5,160
Insurance	(395)	482	128	1,728	1,225
Bank Owned Life Insurance Income	346	351	357	1,400	1,436
Other Real Estate Owned Income	61	58	72	340	689
Commercial Loan Swap Fee Income	931	1,572	-	4,051	-
Other	477	360	287	1,654	1,193
TOTAL NONINTEREST INCOME	5,589	7,975	4,509	26,580	16,870

NONINTEREST EXPENSE
Salaries and Employee Benefits	13,284	13,036	15,083	52,390	52,879
Occupancy Expense, net	3,292	3,413	3,082	13,369	11,785
FDIC Insurance Expense	685	547	549	2,313	1,270
Other Taxes	808	809	746	3,151	2,847
Advertising Expense	223	404	743	1,633	1,445
Telephone Expense	578	578	578	2,303	2,202
Professional and Legal Fees	1,696	1,474	1,560	5,006	4,507
Data Processing	731	836	492	2,648	2,267
Losses on Sales and Write-downs of Other Real Estate Owned, net	78	1,305	4,163	1,435	4,732
Losses on Sales and Write-downs of Bank Premises, net	11	17	165	99	188
Debit Card Expense	576	764	593	2,565	2,753
Tax Credit Amortization	272	272	576	1,088	2,265
Unfunded Loan Commitment Expense	(503)	(348)	(255)	(252)	121
Other Real Estate Owned Expense	246	94	292	657	525
Goodwill Impairment Expense	-	62,192	-	62,192	-
Other	1,864	1,907	2,119	8,178	8,243
TOTAL NONINTEREST EXPENSE	23,841	87,300	30,486	158,775	98,029

INCOME (LOSS) BEFORE INCOME TAXES	3,080	(56,803)	3,431	(45,086)	27,784
Income Tax Provision (Benefit)	138	875	(175)	772	1,209
NET INCOME (LOSS)	$2,942	$(57,678)	$3,606	$(45,858)	$26,575

Shares Outstanding, at End of Period	26,385,041	26,386,901	26,334,229	26,385,041	26,334,229
Average Shares Outstanding-Basic	26,386,170	26,385,189	26,334,069	26,379,774	26,323,899
Average Shares Outstanding-Diluted	26,394,106	26,385,189	26,362,129	26,379,774	26,339,085

PER SHARE DATA
Basic Earnings (Loss) Per Common Share	$0.11	$(2.19)	$0.14	$(1.74)	$1.01
Diluted Earnings (Loss) Per Common Share	$0.11	$(2.19)	$0.14	$(1.74)	$1.01
Book Value	$16.68	$16.48	$17.97	$16.68	$17.97
Tangible Book Value[2]	$16.68	$16.48	$15.60	$16.68	$15.60
Market Value	$10.72	$6.65	$23.72	$10.72	$23.72

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.71%	2.67%	3.06%	2.80%	3.05%
Core Efficiency Ratio[4]	71.02%	75.27%	76.13%	73.81%	71.62%

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

NET INTEREST MARGIN (FTE) (QTD AVERAGES)

(Unaudited)

(Dollars in Thousands)	December 31, 2020			September 30, 2020			December 31, 2019
ASSETS	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
Interest-Bearing Deposits with Banks	$123,118	$34	0.11%	$124,886	$32	0.10%	$97,512	$410	1.67%
Tax-Free Investment Securities	63,574	491	3.07%	54,541	455	3.32%	20,337	207	4.04%
Taxable Investment Securities	698,761	3,018	1.72%	693,330	3,150	1.81%	730,444	4,723	2.57%
Tax-Free Loans	265,649	2,119	3.17%	302,351	2,397	3.15%	355,639	2,830	3.16%
Taxable Loans	2,757,028	28,341	4.09%	2,694,747	28,511	4.21%	2,558,192	32,167	4.99%
Federal Home Loan Bank Stock	5,093	48	3.75%	5,093	39	3.05%	4,081	60	5.83%
Total Interest-Earning Assets	$3,913,223	$34,051	3.46%	$3,874,948	$34,584	3.55%	$3,766,205	$40,397	4.26%

LIABILITIES
Deposits:
Interest-Bearing Demand	$358,024	$214	0.24%	$330,402	$239	0.29%	$245,887	$364	0.59%
Money Market	249,879	232	0.37%	200,303	210	0.42%	154,381	358	0.92%
Savings	626,744	162	0.10%	616,414	168	0.11%	563,401	148	0.10%
Certificates of Deposit	1,711,053	6,619	1.54%	1,801,535	7,815	1.73%	1,994,916	10,403	2.07%
Total Interest-Bearing Deposits	$2,945,700	$7,227	0.98%	$2,948,654	$8,432	1.14%	$2,958,585	$11,273	1.51%
Borrowings:
FHLB Borrowings	35,000	101	1.15%	35,000	101	1.15%	9,239	39	1.67%
Other Borrowings	1,721	21	4.85%	1,183	17	5.72%	1,547	21	5.39%
Total Borrowings	36,721	122	1.32%	36,183	118	1.30%	10,786	60	2.21%
Total Interest-Bearing Liabilities	$2,982,421	$7,349	0.98%	$2,984,837	$8,550	1.14%	$2,969,371	$11,333	1.51%
Net Interest Income		$26,702			$26,034			$29,064
Net Interest Margin			2.71%			2.67%			3.06%

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

NET INTEREST MARGIN (FTE) (YTD AVERAGES)

(Unaudited)

(Dollars in Thousands)	December 31, 2020			December 31, 2019
ASSETS	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
Interest-Bearing Deposits with Banks	$104,526	$302	0.29%	$123,946	$2,750	2.22%
Tax-Free Investment Securities	47,364	1,567	3.31%	63,641	2,352	3.70%
Taxable Investment Securities	697,408	14,264	2.05%	730,500	17,826	2.44%
Tax-Free Loans	307,023	9,739	3.17%	379,090	12,154	3.21%
Taxable Loans	2,672,435	117,226	4.39%	2,489,105	126,940	5.10%
Federal Home Loan Bank Stock	4,925	218	4.43%	2,352	144	6.12%
Total Interest-Earning Assets	$3,833,681	$143,316	3.74%	$3,788,634	$162,166	4.28%

LIABILITIES
Deposits:
Interest-Bearing Demand	$321,036	$1,140	0.36%	$249,086	$2,004	0.80%
Money Market	197,225	924	0.47%	134,676	1,671	1.24%
Savings	599,637	632	0.11%	582,195	1,388	0.24%
Certificates of Deposit	1,818,837	32,695	1.80%	2,054,077	41,593	2.02%
Total Interest-Bearing Deposits	$2,936,735	$35,391	1.21%	$3,020,034	$46,656	1.54%
Borrowings:
FED Funds Purchased	55	1	1.82%	-	-	-
FHLB Borrowings	30,628	361	1.18%	2,329	38	1.63%
Other Borrowings	1,408	73	5.18%	1,042	79	7.58%
Total Borrowings	32,091	435	1.36%	3,371	117	3.47%
Total Interest-Bearing Liabilities	$2,968,826	$35,826	1.21%	$3,023,405	$46,773	1.55%
Net Interest Income		$107,490			$115,393
Net Interest Margin			2.80%			3.05%

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

LOANS AND LOANS HELD-FOR-SALE

(Unaudited)

	December 31,	September 30,	December 31,
(Dollars in Thousands)	2020	2020	2019
Commercial
Commercial Real Estate	$1,453,799	$1,417,164	$1,365,310
Commercial and Industrial	306,828	300,951	256,798
Obligations of State and Political Subdivisions	250,336	310,610	364,869
Commercial Construction	387,407	386,343	292,827
Total Commercial Loans	2,398,370	2,415,068	2,279,804
Consumer
Residential Mortgages	472,170	490,343	514,538
Other Consumer	57,647	66,177	73,688
Consumer Construction	18,983	14,333	16,736
Total Consumer Loans	548,800	570,853	604,962
Total Portfolio Loans	2,947,170	2,985,921	2,884,766
Loans Held-for-Sale	25,437	32,104	19,714
Loans Held-for-Sale in Connection with Sale of Banking Branches, at the lower of cost or fair value	9,835	-	-
Total Loans	$2,982,442	$3,018,025	$2,904,480

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

ASSET QUALITY DATA

(Unaudited)

(Dollars in Thousands)	December 31,	September 30,	December 31,
Nonperforming Loans	2020	2020	2019
Commercial Real Estate	$224	$235	$1,017
Commercial and Industrial	456	159	77
Obligations of State and Political Subdivisions	-	-	-
Commercial Construction	2,012	3,748	3,210
Residential Mortgages	4,135	3,310	2,857
Other Consumer	191	152	267
Consumer Construction	-	-	-
Total Nonperforming Loans	7,018	7,604	7,428

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	21,667	28,599	30,073
Commercial and Industrial	-	-	390
Obligations of State and Political Subdivisions	-	-	-
Commercial Construction	3,319	4,249	4,242
Residential Mortgages	-	-	-
Other Consumer	-	-	-
Consumer Construction	-	-	-
Total Nonperforming Troubled Debt Restructurings	24,986	32,848	34,705
Total Nonperforming Loans and Troubled Debt Restructurings	32,004	40,452	42,133
Other Real Estate Owned	15,722	16,410	18,324
Total Nonperforming Assets	$47,726	$56,862	$60,457

	At or for the Year- Ended	At or for the Nine Months Ended	At or for the Year- Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Nonperforming Loans	$32,004	$40,452	$42,133
Other Real Estate Owned	15,722	16,410	18,324
Total Nonperforming Assets	47,726	56,862	60,457

Troubled Debt Restructurings (Nonaccruing)	24,986	32,848	34,705
Troubled Debt Restructurings (Accruing)	109,250	110,320	109,265
Total Troubled Debt Restructurings	$134,236	$143,168	$143,970

Nonperforming Loans and Troubled Debt Restructurings to Total Portfolio Loans	1.09%	1.35%	1.46%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	1.61%	1.89%	2.08%
Allowance for Loan Losses to Total Portfolio Loans	1.83%	1.67%	1.34%
Allowance for Loan Losses to Nonperforming Loans	168.96%	123.52%	92.00%
Net Loan Charge-offs (Recoveries)	$2,694	$1,982	$3,841
Net Loan Charge-offs (Recoveries) (Annualized) to Average Loans	0.09%	0.09%	0.13%

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

ALLOWANCE FOR LOAN LOSSES

(Unaudited)

	Quarter-to-Date			Year-to-Date
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in Thousands)	2020	2020	2019	2020	2019
Balance Beginning of Year	$49,965	$47,405	$40,331	$38,762	$39,199
Provision for Loan Losses	4,821	2,914	(982)	18,006	3,404
Charge-offs:
Commercial Real Estate	-	-	-	40	69
Commercial and Industrial	56	-	19	102	22
Obligations of State and Political Subdivisions	-	-	-	-	-
Commercial Construction	-	-	-	-	393
Residential Mortgages	173	-	-	193	197
Other Consumer	719	680	1,362	4,020	4,401
Consumer Construction	-	-	-	-	-
Total Charge-offs	948	680	1,381	4,355	5,082
Recoveries:
Commercial Real Estate	-	-	-	707	-
Commercial and Industrial	70	119	-	191	-
Obligations of State and Political Subdivisions	-	-	-	-	-
Commercial Construction	-	-	630	-	630
Residential Mortgages	26	1	9	27	9
Other Consumer	140	206	155	736	602
Consumer Construction	-	-	-	-	-
Total Recoveries	236	326	794	1,661	1,241
Total Net Charge-offs	712	354	587	2,694	3,841
Balance End of Year	$54,074	$49,965	$38,762	$54,074	$38,762

CARTER BANKSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

(Unaudited)

(Dollars in Thousands, except per share data)

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

[1]	Pre-tax pre-provision earnings are computed as net interest income plus noninterest income minus noninterest expense before the provision for loan losses and income tax provision.

2Tangible Equity	Quarter-to-Date			Year-to-Date
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Total Shareholders' Equity	$440,174	$434,807	$473,111	$440,174	$473,111
Less: Goodwill	-	-	62,192	-	62,192
Tangible Equity	$440,174	$434,807	$410,919	$440,174	$410,919

Shares Outstanding at End of Period	26,385,041	26,386,901	26,334,229	26,385,041	26,334,229
Tangible Book Value Per Common Share	$16.68	$16.48	$15.60	$16.68	$15.60

[3]	Net interest income has been computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2020 and 2019 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest Income	$33,502	$33,986	$39,759	$140,941	$159,120
Interest Expense	(7,349)	(8,550)	(11,333)	(35,826)	(46,773)
Net Interest Income	26,153	25,436	28,426	105,115	112,347
Tax Equivalent Adjustment[3]	549	598	638	2,375	3,046
NET INTEREST INCOME (FTE) (Non-GAAP)	$26,702	$26,034	$29,064	$107,490	$115,393
Net Interest Income (Annualized)	106,228	103,570	115,308	107,490	115,393
Average Earning Assets	3,913,223	3,874,948	3,766,205	3,833,681	3,788,634
NET INTEREST MARGIN (FTE) (Non-GAAP)	2.71%	2.67%	3.06%	2.80%	3.05%

4Core Efficiency Ratio (Non-GAAP)

	Quarter-to-Date			Year-to-Date
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
NONINTEREST EXPENSE	$23,841	$87,300	$30,486	$158,775	$98,029
Less: Losses on Sales and Write-downs of Other Real Estate Owned, net	(78)	(1,305)	(4,163)	(1,435)	(4,732)
Less: Losses on Sales and Write-downs of Bank Premises, net	(11)	(17)	(165)	(99)	(188)
Less: Tax Credit Amortization	(272)	(272)	(576)	(1,088)	(2,265)
Plus: Contingent Liability	-	144	-	144	331
Less: Conversion Expense	-	-	-	-	(2)
Less: Goodwill Impairment	-	(62,192)	-	(62,192)	-
Plus: FDIC Assessment Credits	-	-	-	-	1,056
Less: Professional Fees	(201)	-	-	(201)	-
Plus: Vacation Accrual	(588)	99	(539)	(9)	107
CORE NONINTEREST EXPENSE (Non-GAAP)	$22,691	$23,757	$25,043	$93,895	$92,336

NET INTEREST INCOME	$26,153	$25,436	$28,426	$105,115	$112,347
Plus: Taxable Equivalent Adjustment[3]	549	598	638	2,375	3,046
NET INTEREST INCOME (FTE) (Non-GAAP)	$26,702	$26,034	$29,064	$107,490	$115,393
Less: Gains on Sales of Securities, net	(959)	(2,388)	(606)	(6,882)	(2,205)
Less: Other Real Estate Owned Income	(61)	(58)	(72)	(340)	(689)
Less: Other Gains	-	-	-	(307)	(447)
Plus: Equity Method-Insurance One-Time Payout	678	-	-	678	-
Noninterest Income	5,589	7,975	4,509	26,580	16,870
CORE NET INTEREST INCOME (FTE) (Non-GAAP) plus NONINTEREST INCOME	$31,949	$31,563	$32,895	$127,219	$128,922

CORE EFFICIENCY RATIO (Non-GAAP)	71.02%	75.27%	76.13%	73.81%	71.62%